Exhibit 23.3

2929 Allen Parkway, 20th Floor Houston, TX 77019-71DO

Phone	713 561 6500
Web	WWIN.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 21, 2013, with respect to the consolidated financial statements of Energy XXI (Bermuda) Limited (“Energy XXI”) as of June 30, 2013 and 2012, and for each of the three fiscal years in the period ended June 30, 2013, and to the effectiveness of Energy XXI’s internal control over financial reporting as of June 30, 2013, which appear in the Annual Report on Form 10-K of Energy XXI for the year ended June 30, 2013.

We also consent to the references to our firm under the heading “Experts” in such Registration Statement.

Houston, Texas

April 14, 2014

A member of UHY International, a network of independent accounting and consulting firms